Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Ethyl Corporation of our report dated February 18, 2004 relating to the financial statements, which appears in Ethyl Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the references to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Richmond, Virginia

March 5, 2004